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                                                                    Exhibit B(4)

                          Bain Capital Fund VI, L.P.
                               Two Copley Place
                          Boston, Massachusetts 02116
                           Telephone (617) 572-3000
                           Telecopier (617) 572-3274


                               December 30, 1999


VMM Merger Corp.
c/o Bain Capital, Inc.
Two Copley Place
Boston, Massachusetts 02116

Ladies and Gentlemen:

          Reference is made to that certain letter dated December 24, 1999 from the undersigned to you in which the undersigned has committed to make a cash equity investment of $65 million (the "Original Equity Investment") in
                                       --------------------------
connection with the planned recapitalization (the "Recapitalization") of VDI
                                                   ----------------
MultiMedia, a California corporation (the "Company"), which Recapitalization
                                           -------
will be accomplished through the merger of the Company with and into VDI MultiMedia, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Company Sub") and the subsequent merger of VMM Merger Corp., a
          -----------
Delaware corporation ("Merger Corp."), with and into the Company Sub, to be
                       ------------
effected pursuant to an Agreement and Plan of Merger, dated December 24, 1999, by and among Merger Corp., the Company and Company Sub (as so amended or modified in accordance with the terms thereof, the "Merger Agreement").
                                                    ----------------
Capitalized terms used in this letter without definition shall have the respective meanings set forth in the Merger Agreement.

          We are pleased to advise you that Bain Capital Fund VI, L.P., a Delaware limited partnership (the "Investor") is committed to invest (the
                                   --------
"Investment")  an additional $15 million in connection with the
-----------
Recapitalization. It is understood and agreed that the Investment is in addition to, and not in substitution of, the Original Equity Investment. The commitment contained in this letter is conditioned solely on the fulfillment in accordance with the terms thereof of all the conditions to Merger Corp.'s obligations to consummate the Acquisition Merger under the Merger Agreement.

          In consideration of our making this commitment to you, you agree, whether or not definitive documentation with respect to the financing is executed, (a) to pay, indemnify, and hold the Investor (and its respective affiliates, directors, partners, officers, employees, agents and advisors) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of the Recapitalization, this letter, or the execution, delivery, enforcement and performance, or consummation, of the agreements and financings and other transactions referred
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VMM Merger Corp.
December 30, 1999
Page 2

to herein or in any agreements executed in connection herewith and (b) to pay upon demand the costs and expenses of the Investor (including the fees and disbursements of counsel to the Investor) arising in connection with the preparation, execution and delivery of this letter and the definitive documentation, so long as in the case of each of the foregoing clauses (a) and
(b), any such payment would not materially adversely affect your ability to obtain the financing necessary to consummate the Acquisition Merger.

          Our obligations under this letter will expire on the earlier of (i) the consummation of the Acquisition Merger and (ii) the expiration or termination of the Merger Agreement in accordance with the terms thereof; provided that nothing herein shall discharge us of any obligations for our breach of this letter agreement.

          This commitment letter shall be governed by and construed in accordance with the internal laws of the State of New York (excluding the provisions of such laws regarding conflicts of law).

          This commitment letter may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement. This commitment letter may not be assigned without the other party's written consent.

          This letter is intended to be solely for the benefit of you and the undersigned and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.


                           *     *     *     *     *
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VMM Merger Corp.
December 30, 1999
Page 3

If you are in agreement with the terms of this letter agreement, please forward an executed copy of this letter to the undersigned. We appreciate the opportunity to work with you on this transaction.

                         Yours sincerely,

                         BAIN CAPITAL FUND VI, L.P.

                         By:  Bain Capital Partners VI, L.P.

                         Its: General Partner

                         By:  Bain Capital Investors VI, Inc.

                         Its: General Partner

                         By:  /s/ Joseph Pretlow
                              _________________________
                         Its: Managing Director



Accepted and Agreed to as of
the date first above written.

VMM MERGER CORP.


By:    /s/ Joseph Pretlow
   ___________________________
Its:      President